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                                  EXHIBIT 99.4

          Addendum to Stock Option Agreement (Involuntary Termination)
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                                   ADDENDUM
                                      TO
                            STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated _________________ (the "Option Agreement") by and between Farallon Communications, Inc. (the "Corporation") and __________________ ("Optionee") evidencing the stock option granted on such date to Optionee under the terms of the Corporation's 1996 Stock Option Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.


                       INVOLUNTARY TERMINATION FOLLOWING
                               CHANGE IN CONTROL

          1. The exercisability of the option shall not accelerate upon the occurrence of a Change in Control, and the option shall, over Optionee's continued period of Service after the Change in Control, continue to become exercisable for the Option Shares in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twelve (12) months following the Change in Control, the exercisability of this option, to the extent the option is at the time outstanding but not otherwise fully exercisable, shall automatically accelerate so that the option shall immediately become fully exercisable for all the Option Shares at the time subject to the option and may be exercised for any or all of those shares as fully vested shares of Common Stock at any time prior to the earlier of (i) the Expiration Date or (ii) the expiration of the one (1)-year
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period measured from the date of the Involuntary Termination.

          2. For purposes of this Addendum, a Change in Control shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

               (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

               (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.
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          3.  The provisions of Paragraph 1 of this Addendum shall govern the period for which the option is to remain exercisable following the Involuntary Termination of Optionee's Service within twelve (12) months after the Change in Control and shall supersede any provisions to the contrary in the Option Agreement.

          IN WITNESS WHEREOF, Farallon Communications, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

                              FARALLON COMMUNICATIONS, INC.

                              By:
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                              Title:
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                              ------------------------------------------
                              OPTIONEE


EFFECTIVE DATE:  __________, 199_